=== BlackBer'Y: Appendix A Restrictive Covenant Addendum "Company Competitor" means the following entities: BlackBerry Corporation 5000 Riverside Drive, Suite 100E, Irving, Texas, USA 75039 USA. tel: +1 (972) 373-1700 fax: +1 (972) 501-0894 BlackBerry and related trademarks, names and logos arethe propertyof BlackBerryLimited and areregistered and/or used in the U.S. and countries aroundthe world.

BlackBerry.

April 7, 2017

Nita White-Ivy
[redacted]

Dear Nita,

This will confirm the Company and you have agreed to the following additional amendment to the terms and conditions of your employment agreement with BlackBerry Corporation effective as of June 1, 2014 ("**Agreement**").

Section 4.3 of the Agreement shall be amended by adding a new section, 4.3 (e) as follows:

> "e) Eligibility for payments set forth in 4.3(a), 4.3(b), 4.3(c) and 4.3(d) is conditioned further upon your signing of a Waiver of Claims."

I would ask you to acknowledge by your signature below that the foregoing is a mutually agreeable amendment to the terms and conditions of your employment. Please note that this amendment is confidential.

Sincerely,

BlackBerry Corporation

Per: ____________________
John Chen
Executive Chair & CEO

I confirm my acceptance of the terms and conditions set out above.

Signed: ____________________ Date: April 7, 2017
Nita White-Ivy
EVP, Human Resources

BlackBerry.

June 16, 2015

Nita White-Ivy
[redacted]

Dear Nita,

As agreed, enclosed, please find the amendment to your current employment agreement with BlackBerry Corporation.

To confirm your acceptance of this amendment to your current employment agreement, please sign below and return one copy to Steve Zipperstein on or before June 23, 2015.

Thank you for your ongoing commitment to BlackBerry.

Sincerely,

John Chen
Executive Chairman and CEO

BlackBerry Corporation
5000 Riverside Drive, Suite 100E, Irving, Texas, USA 75039 USA. tel: +1 (972) 373-1700 fax: +1 (972) 501-0894

AMENDMENT TO THE EMPLOYMENT AGREEMENT (the "Amendment") is made and entered effective as of the 16th day of June, 2015, by BlackBerry Corporation ("BlackBerry") and Nita White-Ivy (the "Employee"). The Employee and BlackBerry previously entered into an Employment Agreement effective June 1, 2014, (attached and referred to herein as the "Agreement") and it is now the intention of the Employee and BlackBerry to amend the Agreement as set forth below.

The Executive and BlackBerry previously entered into an amendment to the Agreement effective October 3, 2014 by re-designating paragraphs 4.5 b) (ii), (iii), (iv) and (v) as paragraphs 4.5 b) (iii), (iv), (v) and (vi) and adding a new paragraph 4.5 b) (ii):

> 4.5 b) (ii) a change in your reporting relationship, such that you no longer report directly to John Chen.

The Employee and BlackBerry now enter into this Amendment.

I. The Employee and BlackBerry amend the Agreement by adding a new paragraph 4.3 d):

> 4.3 d) BlackBerry will pay your ViP payment for the fiscal year in which the Date of Termination occurs, pro-rated for the period up to the Date of Termination. Such payment is to be made at the time that BlackBerry generally pays bonuses to its ViP participants.

II. The Employee and BlackBerry amend the Agreement by adding a new paragraph 4.4 c):

> 4.4 c) BlackBerry will, in lieu of any bonus or incentive compensation, pay you an amount equal to your base salary as of the Date of Termination multiplied by your then current variable incentive plan ("VIP") target percentage multiplied by two (2).

Except for the amendments set forth above, the Agreement and all of its terms remain in force and in effect.

IN WITNESS WHEREOF the parties hereto by their duly authorized representatives have executed this Amendment as of the date first above mentioned.

BLACKBERRY CORPORATION

Per: ____________________
John Chen
Executive Chairman and CEO

Accepted: ____________________ Date: 6/16/15
Nita White-Ivy

BlackBerry Corporation
5000 Riverside Drive, Suite 100E, Irving, Texas, USA 75039 USA. tel: +1 (972) 373-1700 fax: +1 (972) 501-0894

BlackBerry

EMPLOYMENT AGREEMENT

This Agreement is between BlackBerry Corporation ("BlackBerry") and Nita White-Ivy.

This employment agreement replaces your existing employment agreement with BlackBerry dated June 6, 2014.

1 EMPLOYMENT

1.1 The Effective Date of this Agreement and your first day of work will be June 1, 2014, subject to your successful completion of the BlackBerry hiring process, including pre-employment background screening. To commence employment with BlackBerry, you will also need to fulfill the requirements of Section 5. If the requirements of Section 5 are not satisfied within a timeframe as determined by BlackBerry, then this Agreement, at BlackBerry's option, is terminated and if so, the offer of employment contained herein is rescinded.

1.2 You will be employed with BlackBerry on a regular, full-time basis.

1.3 Your employment at BlackBerry is "at will". As such, it is for no definite term and subject to the provisions of section 4 of this letter, either you or BlackBerry may terminate the employment relationship at any time, for any reason, with or without cause, without any further compensation.

1.4 In this position you will work from BlackBerry's Pleasanton, California location.

1.5 Your position title will be Executive Vice President, Human Resources and you will report to John Chen, Executive Chairman and CEO.

1.6 Your position requires you to be available for business travel, on an as-needed basis, for the performance of your duties. Such travel may vary in frequency ranging from infrequent to constant and may include international destinations. However, this is subject to change based on business requirements.

1.7 BlackBerry's standard workweek is 40 hours. However, you will be required to devote whatever time is necessary to complete the requirements of your position, which may exceed 40 hours per week from time to time.

1.8 You acknowledge and agree that in order for BlackBerry to meet business demands BlackBerry may in its sole discretion modify, change, reduce or add to your duties and responsibilities from time to time.

2 COMPENSATION

2.1 BlackBerry will pay you a base salary of $400,000 USD per annum, less deductions required by law, paid bi-weekly via direct deposit.

2.2 You will be eligible to participate in BlackBerry's Variable incentive Pay (ViP) Program, an annual incentive program based on a combination of individual and company performance measures.

The ViP Program provides you with an opportunity to earn additional pay on top of your annual base salary. For your position, the target incentive will be 75% of your base salary. A summary of the current ViP Program is included in your offer package.

2.3 BlackBerry's incentive plans are designed to address the conditions of an ever-changing marketplace, and BlackBerry cannot make definitive representations concerning the continuation of format or the size of individual awards under the plans.

2.4 You will also be eligible to participate in BlackBerry's Long Term Incentive Plan ("LTIP") program, an annual incentive program providing, at the discretion of the BlackBerry Board of Directors, the opportunity to receive equity–based compensation. For calendar year 2014, and subject to Board approval, you will be eligible for a LTIP award in the amount of $1,500,000 USD worth of Restricted Share Units ("RSUs") or a combination of RSUs and stock options, to be granted at the next quarterly meeting of the BlackBerry Board of Directors following the commencement of your employment, in accordance with BlackBerry's policy on granting equity awards. The actual number of RSUs awarded will be determined by converting the above US dollar value into a number of RSUs based on the closing price of BlackBerry's common shares on Nasdaq on the grant date and rounded down to nearest RSU (whole numbers only). The specific terms and conditions of any RSUs granted will be governed by BlackBerry's RSU plan and the RSU agreement relating to any such grant.

3 BENEFITS

3.1 You will be eligible to participate in BlackBerry's US Health Care Plan upon your Effective Date, further details of which are provided in your enclosed package. Other benefits are also described in this package.

3.2 You will be eligible to defer into BlackBerry's 401k plan upon your Effective Date. If you choose to participate in the plan, BlackBerry will match your contributions at 100%, up to 5% of base salary, beginning with the first full pay period after you complete 6 months of active service

3.3 You will be entitled to 20 days of annual paid vacation that will accrue monthly after one year of employment. Your vacation entitlement for the first year of employment will be based on a full annual accrual, and upon the first anniversary of employment, your vacation will be administered on a monthly accruals basis going forward. Vacation accrual, usage and scheduling are subject to the terms of BlackBerry's vacation policy.

4 CESSATION OF EMPLOYMENT

4.1 Termination by You - You may resign from employment with BlackBerry at any time upon providing four (4) weeks prior written notice, which can be waived in whole or in part by BlackBerry. Upon resignation, you will have no entitlement to compensation or damages of any kind except for unpaid base salary, vacation earned to the Date of Termination (as defined in paragraph 4.5(b) below) and reasonable unpaid expenses in accordance with prevailing BlackBerry policies. All of your benefits will cease upon the Date of Termination. For greater certainty, termination by you for Good Reason (as defined in paragraph 4.5(b) below) will not constitute a voluntary resignation for the purposes of this subsection 4.1.

4.2 Termination by BlackBerry for Just Cause - BlackBerry may terminate your employment at any time for just cause without notice or pay in lieu of notice or damages of any kind except for unpaid base salary, vacation earned to the Date of Termination and reasonable unpaid expenses in accordance with prevailing BlackBerry policies. All of your benefits will cease immediately as of the Date of Termination.

4.3 Termination by BlackBerry Without Cause – BlackBerry may terminate your employment without just cause and you may terminate your employment for Good Reason, and in either case BlackBerry shall provide you with the following:

a) BlackBerry will continue to pay you your then current annual base salary for a period of twelve (12) months, plus one (1) month of base salary per completed year of service, to a cumulative maximum of twenty-four (24) months' base salary continuation from the Date of Termination (the "Severance Period").

b) BlackBerry will continue to make its regular contributions to continue, to the extent permitted by its carriers, all BlackBerry-provided non-equity benefits for the duration of the Severance Period.

c) Notwithstanding the terms of any plan or agreement to the contrary, all of your entitlements or rights pursuant to any applicable BlackBerry equity-based plans (including, without limit, share/stock option, share/stock purchase, restricted stock or stock award pursuant to the terms and conditions of the RSU Plan or LTIP Plan) will continue to vest during the Severance Period following the Date of Termination, and once vested will be exercisable in accordance with the terms of the applicable plan(s) and agreement(s), and at the end of the Severance Period any unvested equity interest, including any restricted stock units or stock options not vested will expire immediately, be forfeited and of no force or effect.

4.4 Termination before or following Change of Control – In the event your employment is terminated by BlackBerry without just cause or in the event you terminate your employment for Good Reason and if such termination by BlackBerry or by you occurs on or within twenty-four (24) months immediately following the date of any Change of Control (as defined in paragraph 4.5(c) below) or during the period preceding the effective date of a Change of Control but after which BlackBerry has commenced discussions or negotiations with a potential acquirer (the "Acquiror"), which discussions or negotiations result in a Change of Control with the Acquiror or any person or entity in affiliated therewith, then in lieu of the payments and benefits in subsection 4.3 and in lieu of any payments and benefits you may have been eligible for under any prior agreement in the event of a Change of Control:

a) BlackBerry will, promptly following the Date of Termination, make a lump sum payment to you equal to your annual base salary as of the Date of Termination multiplied by two (2) and BlackBerry will continue to make its regular contributions to continue, to the extent permitted by its carriers, all BlackBerry-provided non-equity benefits for twenty-four (24) months from the Date of Termination.

b) Notwithstanding the terms of any plan or agreement to the contrary, all of your entitlements or rights pursuant to the applicable BlackBerry equity-based plans (including, without limit, share/stock option, share/stock purchase, restricted stock or

stock award pursuant to the terms and conditions of the RSU Plan, Stock Option Plan or LTIP) will immediately and automatically become fully vested and all such vested rights will be exercisable for the applicable period of time under the governing plan or grant agreement.

4.5 Definitions – For the purpose of this Agreement,

a) **"Date of Termination"** means:

(i) in the event of the termination of your employment as a result of your resignation, termination by BlackBerry for cause or termination by BlackBerry without cause, the earlier of the date specified in the written notice of termination, if any, and the last day worked;

(ii) for termination for Good Reason, the date determined in accordance with paragraph 4.5(b) below; or

(iii) for termination due to Change of Control, your last day worked.

b) **"Good Reason"** means the occurrence of any of the following without your express written consent:

(i) a material and detrimental alteration of your position, duties or responsibilities with BlackBerry;

(ii) a reduction in your annual base salary of at least 10%, except where such reduction is part of a general reduction in the base salary of all members of the executive officers of BlackBerry which does not occur following a Change of Control and affects you in substantially the same manner as the other executive officers of BlackBerry;

(iii) the failure to continue your participation in any share option, share purchase, profit sharing, bonus or other incentive compensation plan unless BlackBerry provides replacement arrangements which are comparable in the aggregate;

(iv) the material breach of this Agreement by BlackBerry , which is not cured by BlackBerry
within fifteen (15) days of written notice from you; or

(v) BlackBerry relocating your principal office to a location more than 50 km from its current location.

Your continued employment shall not constitute consent or a waiver of your rights to assert Good Reason hereunder on the condition that you may only effect a termination for Good Reason through notice thereof within thirty (30) days following the occurrence of actions or failures to act or your knowledge of the same giving rise to the Good Reason, and shall have duly notified BlackBerry of the basis for such Good Reason and providing BlackBerry with fifteen (15) days after receipt of such notice to cure the basis of such claim.

c) **"Change of Control"** means the occurrence of any of the following:

(i) an amalgamation, merger, consolidation, arrangement or other reorganization involving BlackBerry or any of its affiliates (as such is defined in the *Business Corporations Act* (Ontario)) and another corporation or other legal entity, as a result of which the holders of the common shares of BlackBerry immediately prior to the completion of that transaction hold less than a majority of the common shares of BlackBerry after completion of that transaction;

(ii) any individual, entity or group of persons acting jointly or in concert, within the meaning of the Securities Act (Ontario), acquires or becomes the beneficial owner of, directly or indirectly, more than 50% of the common shares of BlackBerry , whether through acquisition of previously issued and outstanding common shares, or of common shares that have not been previously issued, or any combination thereof, or any other transaction of similar effect;

(iii) BlackBerry sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person or entity (other than a disposition or transfer of assets to an affiliate of BlackBerry as part of a reorganization of assets of an affiliate of BlackBerry), where the holders of common shares of BlackBerry immediately prior to the completion of that transaction hold less than a majority of the common shares of the acquiring corporation or person immediately after the completion of such transaction; or

(iv) as a result of or in connection with the contested election of directors, the nominees named in the most recent Management Information Circular of BlackBerry for election to the Board of Directors do not constitute a majority of the Board of the Directors.

5 CONDITIONS OF EMPLOYMENT

5.1 This Agreement is conditional on you being legally entitled to work for BlackBerry in the United States and upon your successfully obtaining any and all necessary work visas or permits to enable you to work in this position.

5.2 If you are a citizen of a restricted country identified by the U.S. Department of Commerce and will be performing duties involving controlled technical data, BlackBerry may be required to obtain an export license on your behalf. In the event that an export license is required, this offer and any subsequent employment with BlackBerry are conditional on obtaining the license within a time period deemed reasonable by BlackBerry. You agree that, if required, during your employment you will continue to hold a valid export license necessary for the performance of your duties.

5.3 This Agreement is also conditional upon your consent to and satisfactory completion of BlackBerry's pre-employment background screening, details of which will be provided to you.

5.4 This offer is also conditional upon your signing the enclosed BlackBerry Business Standards and Principles and the Employee Confidentiality and Intellectual Property Agreement.

5.5 Attached as Schedule A to this Agreement is the BlackBerry Restrictive Covenant Addendum (the "Addendum"). By entering into this Employment Agreement and by signing the Addendum, you agree to be bound by all of the terms and conditions of the Addendum.

6 ONGOING OBLIGATIONS OF EMPLOYMENT

6.1 As ongoing requirements of employment with BlackBerry, you agree:

a) To comply with the BlackBerry Business Standards and Principles, and related documents, and the Employee Confidentiality and Intellectual Property Agreement;

b) To comply with BlackBerry company and departmental policies, rules, practices, and the terms and conditions laid out in company and/or departmental handbooks that are now in force or which may be amended, revised or introduced from time to time;

c) To continue to maintain legal immigration status within the country in which you are, or will be, employed by BlackBerry and to continue to meet the requirements of the applicable immigration legislation and regulations of that country;

d) That you understand and consent to the fact that in the course of employment, BlackBerry will be required, from time to time, to collect, use, and disclose personal information in order to administer the employment relationship; and

e) That, as a senior employee, you will be considered a corporate insider, and will be required to complete certain documentation and be subject to certain restrictions in relation to the purchase and sale of BlackBerry stock. Please refer to the Company Insider Trading Policy for more information.

7 GENERAL

7.1 The titles and descriptive headings of the articles of this Agreement are inserted solely for convenience, are not part of this Agreement and do not in any way limit or amplify this Agreement.

7.2 In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any Schedule, Appendix or Addendum hereto, the provisions of this Agreement shall prevail.

7.3 The obligations contained in this Agreement and all Schedules, Appendices or Addendums to this Agreement are each independent covenants, and if any provision, or part thereof contained in this Agreement, or any Schedule, Appendix or Addendum of this Agreement is prohibited or declared invalid, illegal or unenforceable by a court or other lawful authority, this Agreement and all attachments hereto shall continue in force, with respect to the enforceable provisions, and all rights and remedies accrued under the enforceable provisions shall survive any such declaration.

7.4 This Agreement and all Schedules, Appendices, Addendums or documents incorporated by reference herein constitute the entire Agreement between BlackBerry and you and supersedes all prior negotiations and oral or written understandings, if any.

7.5 No supplement, waiver, amendment, modification or rescission of this Agreement shall be binding unless set forth in writing and signed by both parties.

7.6 This Agreement shall enure to the benefit and be binding upon each party and its heirs, executors, administrators, successors and permitted assigns.

7.7 This Agreement shall be governed by and construed under the laws of the State of New York. In addition, both parties hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising out of matters related to this Agreement, which waiver you agree is informed and voluntary.

7.8 You agree that no representation or inducement has caused you to forego any other opportunity or to leave any previous employment. This Agreement represents fresh employment and no previous service with BlackBerry or any other entity will be recognized for any purposes, other than as may be required pursuant to statute.

7.9 You hereby represent and warrant that you are not party to or bound by the terms of any agreement with any previous employer or any other party that would prevent you from performing services for BlackBerry.

7.10 You acknowledge that you have been given the opportunity to read, evaluate and discuss the provisions of this Agreement and the attached schedules and documents with your personal advisors and with representatives of BlackBerry.

(Signature Page Follows This Page)

BlackBerry

IN WITNESS WHEREOF the parties hereto by their duly authorized representatives have executed this Agreement as of the date first above mentioned.

BLACKBERRY CORPORATION

Per: ______________________
John Chen
Executive Chairman and CEO

To confirm your acceptance of the terms and conditions of this offer, please sign below and return one copy in the attached envelope on or before June 1, 2014 including the other documents listed on the summary sheet in your package.

Signature: ______________________ Date: 6/18/14
Nita White-Ivy

BlackBerry Corporation
5000 Riverside Drive, Suite 100E, Irving, Texas, USA 75039 USA. tel: +1 (972) 373-1700 fax: +1 (972) 501-0894

SCHEDULE A
Restrictive Covenant Addendum

1. Non-solicitation of Employees

Employee agrees that while employed by or engaged by Research In Motion Limited, or its subsidiaries, successors or affiliates ("BlackBerry") and for a period of 12 months thereafter, Employee shall not, without the prior written consent of BlackBerry, induce or attempt to influence, directly or indirectly, an employee of BlackBerry to leave the employ of BlackBerry and shall not recruit, directly or indirectly, an employee of BlackBerry that has left the employ of BlackBerry within the past 2 months.

2. Non-solicitation of Customers

Employee agrees that while employed by or engaged by BlackBerry and for a period of 12 months thereafter, Employee shall not, without the prior written consent of BlackBerry, directly or indirectly solicit, endeavour to solicit, canvass, or otherwise deal with any Customer (as defined below) of BlackBerry for the purpose of selling or supplying to or purchasing from such Customer any products or services that are competitive with the products or services sold or supplied by BlackBerry. For the purposes of this paragraph, Customer shall mean any person with whom the Employee has had direct business dealings and/or business communications within the two years preceding the last day of the Employee's employment and in the ordinary course of Employee's employment with BlackBerry, and any person whose business Employee has actively solicited for BlackBerry in the six months preceding Employee's last day of employment.

3. Non-Competition

(a) Employee agrees that while employed by or engaged by BlackBerry and thereafter for six (6) months, Employee shall not, without the prior written consent of BlackBerry executed by an authorized signing officer of BlackBerry either individually or in partnership or jointly or in conjunction with any person as principal, agent, consultant, employee, shareholder, or in any other manner whatsoever anywhere in North America, carry on or be engaged in or interested in, or advise or provide any consulting services to, any undertaking that produces, markets, sells, or otherwise deals in any products or services that are competitive with the products or services sold or supplied by BlackBerry or with those products or services that BlackBerry contemplated producing, marketing, licensing, or selling, during Employee's employment or engagement, provided that this shall not preclude or require consent for any shareholdings held indirectly through mutual funds or similar investment vehicles, or any shareholding of publicly traded securities representing less than 5% of the voting shares of a Company Competitor, as defined in Appendix A, attached.

(b) Employee agrees that while employed by or engaged by BlackBerry and thereafter for twelve (12) months, Employee shall not, without the prior written consent of BlackBerry executed by an authorized signing officer of BlackBerry either individually or in partnership or jointly or in conjunction with any person as principal, agent, consultant, employee, or in any other manner whatsoever, carry on or be engaged in or interested in, or advise or

provide any consulting services to, any Company Competitor as defined in Appendix A, attached.

4. Reasonableness of Non-competition and Non-solicitation Obligations

Employee confirms that the obligations in Sections 1, 2, 3(a) and 3(b) are fair and reasonable given that, among other reasons:

- Employee will be exposed to Confidential Information regarding the particular requirements of BlackBerry's Customers and regarding BlackBerry's unique relationship with and methods for satisfying the needs of such Customers, all of which Employee agrees not to act upon to the detriment of BlackBerry; and/or
- Employee will be performing important development work on the products owned or marketed by BlackBerry;

and Employee agrees that the obligations in Sections 1, 2, 3(a) and 3(b) are reasonably necessary for the protection of BlackBerry's proprietary interests and that, given Employee's general knowledge and experience, such obligations would not prevent Employee from being gainfully employed if the employment or consulting relationship were to end. Employee further confirms that the geographic scope of the obligation in Section 3(a) is reasonable given the nature of the market for the products and services of BlackBerry. Employee also agrees that the obligations in Sections 1, 2, 3(a) and 3(b) are in addition to the nondisclosure and other obligations of Employee.

5. Severability

Employee also agrees that the obligations in Sections 1, 2, 3(a) and 3(b) are each independent covenants, and if any provision, or part thereof, contained in this Restrictive Covenant Addendum is prohibited or declared invalid, illegal or unenforceable by a court or other lawful authority, this Addendum shall continue in force, with respect to the enforceable provisions, and all rights and remedies accrued under the enforceable provisions shall survive any such declaration.

[signature]

Signature of Employee

Nita White-Ivy (Print)

6/18/14

Date

BlackBerry.

Appendix A
Restrictive Covenant Addendum

"Company Competitor" means the following entities:

BlackBerry Corporation
5000 Riverside Drive, Suite 100E, Irving, Texas, USA 75039 USA. tel: +1 (972) 373-1700 fax: +1 (972) 501-0894